Exhibit 3.1

MYLAN LABORATORIES INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION,
AS AMENDED

(as filed in the Department of State on December 1, 1972,
as amended as of December 21, 1981, June 29, 1984,
August 22, 1988, April 29, 1993, August 26, 1996 and August 7, 2003)

     1.     The name of the corporation is Mylan Laboratories Inc.

     2.     The address of its registered office in this Commonwealth is c/o Corporation Service Company, Dauphin County, Pennsylvania.

     3.     The corporation is organized under the provisions of the Business Corporation Law, and shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law.

     4.     The term of existence of the corporation is perpetual.

     5.     A. The aggregate number of shares which the corporation shall have authority to issue is 605,000,000 shares, consisting of 600,000,000 shares of common stock, par value $0.50 per share (hereinafter referred to as the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.50 per share (hereinafter referred to as the “Preferred Stock”).

B. The class of Preferred Stock may be divided into and issued from time to time in one or more series. The designations, the relative preferences and participating, optional and other special rights, and the qualifications, limitations or restrictions of each such series, if any, may differ from these of any and all other series; and the board of directors is hereby expressly authorized to fix and determine, by resolution or resolutions prior to the issuance of any shares of any series of the Preferred Stock, the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations or restrictions of such series, including, without limiting the generality of the foregoing, the following:

(i) The date and time at which, and the terms and conditions on which, dividends, if any, on such series of Preferred Stock may be paid and may be cumulative;

(ii) The right, if any, of the holders of shares of such series of Preferred Stock to vote and the manner of voting, except as may otherwise be provided by paragraph 6 hereof or by the Pennsylvania Business Corporation Law;

(iii) The right, if any, of the holders of shares of such series of Preferred Stock to convert the same into or exchange the same for other classes of stock of the corporation and the terms and conditions for such conversion and exchange;

(iv) The redemption price or prices, if any, and the time at which, and the terms and conditions on which, the shares of such series of Preferred Stock may be redeemed;

(v) The terms of the sinking fund or redemption or purchase account, if any, to be provided for such series of Preferred Stock;

(vi) The rights of the holders of shares of such series of Preferred Stock upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation; and

(vii) The number of shares which shall constitute any such series, which number may at any time or from time to time be increased or decreased, but not below the number of shares thereof then outstanding.

C. Holders of Common Stock shall be entitled to one vote per share in the election of directors and in all other matters submitted for action by the holders of Common Stock.

D. Except for and subject to those rights expressly granted in or by virtue of subparagraph B of this paragraph 5 to the holders of the Preferred Stock, or except as may be provided by the laws of the Commonwealth of Pennsylvania, the holders of the Common Stock shall have exclusively all other rights of shareholders.

     The following is a statement of the designations, preferences, voting rights, limitations and special rights in respect of the Series A Junior Participating Preferred Stock.

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, (a) that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock; and (b) no increase shall cause the aggregate number of all shares of Preferred Stock that the corporation is authorized to issue to be greater than is authorized by these Amended and Restated Articles of Incorporation.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any other series of Preferred Stock of the corporation (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.50 per share (the “Common Stock”), of the corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September, and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the First Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holder of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the shareholders of the corporation. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or in any other Statement with Respect to Shares or other amendment of the Articles of Incorporation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase, or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation, or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Articles of Amendment creating a series of Preferred Stock, par value $0.50 per share, or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution, or Winding Up. Upon any liquidation, dissolution, or winding up of the corporation, no distribution shall be made (1) to the holder of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series A Preferred Stock unless the holders of shares of Series A Preferred Stock outstanding shall have received out of the assets of the Company available for distribution to its shareholders after payment or provision for payment of any securities ranking senior to the Series A Preferred Stock, for each share of Series A Preferred Stock, subject to adjustment as hereinafter provided, (A) $1000.00 plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared to the date of such payment or, (B) if greater than the amount specified in clause (1)(A) of this sentence, an amount equal to 1000 times the aggregate amount to be distributed per share to holders of Common Stock, as the same may be adjusted as herein provided, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution, or winding up. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the provision in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then in any such case each share

Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision or adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash, and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the corporation’s Preferred Stock.

Section 10. Amendment. The Articles of Incorporation of the corporation shall not be amended in any manner that would materially alter or change the powers, preferences, or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

     6.     The shareholders of the corporation shall not have cumulative voting rights.

     7.     Except as provided in subparagraph B below, no corporate action of a character described in subparagraph A below, and no agreement, plan or resolution providing therefor, shall be valid or binding upon the corporation unless such corporate action shall have been approved in compliance with all applicable provisions of the Pennsylvania Business Corporation Law and these Articles and shall have been authorized by the affirmative vote of at least seventy-five (75%) percent of the outstanding shares of Common Stock entitled to vote, given in person or by proxy, at a meeting called for such purpose.

A. Corporate actions subject to the voting requirements of this paragraph 7 shall be:

(i) any merger or consolidation to which the corporation and an interested person are parties; or

(ii) any sale, lease, exchange or other disposition, in a single transaction or series of related transactions, of all or substantially all or a substantial part of the properties or assets of the corporation to an interested person; or

(iii) the adoption of any plan or proposal for the liquidation or dissolution of the corporation under or pursuant to which the rights or benefits inuring to an interested person or different in kind or character from the rights or benefits inuring to the other holders of Common Stock; or

(iv) any transaction of a character described in clause (i), (ii) or (iii) above involving an affiliate or associate of an interested person or involving an associate of any such affiliate.

B. The voting requirements of this paragraph 7 shall not apply to any transaction of a character described in clause (i), (ii), (iii) or (vi) of subparagraph A above should any of the following obtain with respect to the transaction.

(a) The Board of Directors shall have approved the transaction by a majority vote of all directors prior to the time the interested person connected with the transaction became an interested person.

(b) The Board of Directors shall have approved the transaction prior to consummation thereof by a majority vote of all directors disregarding the vote of each director who was an interested person, or an affiliate, associate or agent of such interested person, or an associate or agent of any such affiliate.

C. For purposes of this paragraph 7, the following definitions shall apply:

(i) “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another person.

(ii) “Associate” shall mean any corporation or organization of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; or any trust or estate in which a person has a ten percent or larger beneficial interest or as to which a person serves as a trustee or in a similar fiduciary capacity; or any relative or spouse of a person and any relative of a spouse, who has the same residence as such person.

(iii) “Beneficial Ownership” shall mean all shares directly or indirectly owned by a person and all shares which a person has the right to acquire through the exercise of any option, warrant or right (whether or not currently exercisable), through the conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, pursuant to automatic termination of a trust, discretionary account or similar arrangement or otherwise. All shares shall be deemed indirectly owned by a person as to which such person enjoys benefits substantially equivalent to those of ownership by reason of any contract, understanding, relationship, agreement or other arrangement, including without limitation any written or unwritten agreement to act in concert.

(iv) “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

(v) “Interested Person” shall mean any person who beneficially owns ten percent or more of the outstanding shares of Common Stock of the corporation.

(vi) “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof, a person acting through or in concert with one or more other persons and any other entity.

(vii) “Substantial Part” shall mean more than twenty percent of the total consolidated assets of the corporation, as shown on its consolidated balance sheet as of the end of the most recent fiscal year.

D. The affirmative vote of the holders of at least seventy-five percent of the outstanding shares of Common Stock entitled to vote shall be required to amend or repeal this paragraph 7.

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